Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We have issued our reports dated February 19, 2004, accompanying the consolidated financial statements and schedule included in the Annual Report of Xybernaut Corporation on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Xybernaut Corporation on Form S-3 to be filed on or about December 30, 2004, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Vienna, Virginia
December 23, 2004